Exhibit 99.1

Cyabra Announces Pricing of $6.0 Million Private Placement Priced At a Premium to the Market Price with
New and Existing Institutional Investors, Management, and Board Members

●	In conjunction with the Private Placement, all outstanding preferred shares will convert into common stock or common stock equivalents in lieu thereof, subject to stockholder approval

●	An existing shareholder, as well as management and board members, are investing new equity as part of the Private Placement

New York, NY, July 9, 2026 (GLOBE NEWSWIRE) -- Cyabra, Inc. (Nasdaq: CYAB) (“Cyabra” or the “Company”), a company whose artificial intelligence (“AI”)-powered platform helps governments and enterprises detect coordinated manipulation and protect digital trust, today announced that it has entered into securities purchase agreements with new and existing institutional investors, management, and board members, for the purchase and sale of 13,818,770 shares of common stock (or common stock equivalents in lieu thereof), Series A Warrants to purchase up to 13,818,770 shares of common stock (the “Series A Warrants”) and Series B Warrants to purchase up to 13,818,770 shares of common stock (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”) at a combined purchase price of $0.435 per share and accompanying Warrants in a private placement (the “Private Placement”). The gross proceeds from the Private Placement offering are expected to be approximately $6.0 million, before deducting placement agent commissions and other estimated offering expenses.

The Series A Warrants will have an exercise price of $0.50 per share, will be initially exercisable on the date stockholder approval is obtained, and will expire five years from the initial exercise date. The Series B Warrants will have an exercise price of $0.45 per share, will be initially exercisable on the date stockholder approval is obtained, and will expire twelve months from the initial exercise date.

In connection with the offering, the Company and its existing holders of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have agreed to amend the conversion price of the preferred shares to $0.435 and convert all outstanding preferred shares into an aggregate of 35,648,276 shares of common stock (or common stock equivalents in lieu thereof) (the “Preferred Conversion”). In addition, the holder of the Company’s Series C Convertible Preferred Stock agreed to exchange its preferred stock having an aggregate value of $10,660,000 for the securities sold in the Private Placement (the “Exchange”). The Preferred Conversion and the Exchange are subject to stockholder approval.

The closing of the Private Placement is expected to occur on or about July 10, 2026, subject to the satisfaction of customary closing conditions. The Company currently intends to use the net proceeds from the offering for working capital and other general corporate purposes.

“This private placement and the conversion of our outstanding preferred shares remove a structural overhang and marks an important adjustment of Cyabra’s capital structure. We believe that the participation of new institutional investors, together with continued support from existing investors, management, and our board, reflects strong alignment around the Company’s next stage of execution,” said Dan Brahmy, Co-Founder and Chief Executive Officer, Cyabra.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

The offer and sale of the foregoing securities is being made in reliance on an exemption from the registration requirement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and applicable state securities laws, and the securities have not been and will not initially be registered under the Securities Act, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of the securities purchase agreement entered into with the investor, the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the ordinary shares and ordinary shares underlying warrants sold in the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyabra

Cyabra is an AI-powered narrative intelligence company that helps national security and defense organizations, government agencies, brands, communications agencies, and global enterprises restore trust and authenticity online by analyzing manipulated content, coordinated behaviors, and inauthentic actors. The platform helps teams understand who is operating, how activity is amplified, and where coordinated activity is shaping perception, translating evidence into clear mitigation steps. By reducing ambiguity and misdirected response, Cyabra enables proportionate, evidence-led action when clarity matters most.

For more information, visit www.cyabra.com.

Contact:

Investors: ir@cyabra.com

Media: pr@cyabra.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding Cyabra’s intent, belief, or expectations, including, but not limited to, statements regarding Cyabra’s future results of operations and financial position, planned products and services, business strategy and plans, market size and growth opportunities, competitive position and market trends. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. For example, the Company is using forward-looking statements in this press release when it discusses the expected proceeds, the intended use of proceeds and the belief that the participation of new institutional investors, together with continued support from existing investors, management, and our board, reflects strong alignment around the Company’s next stage of execution. These statements relate to future events and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in Cyabra’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Cyabra undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.